Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) made and entered into as of the 9th of February 2007, by and between Atricure, Inc. (the “Company”), with principal offices located at 6033 Schumacher Park Drive, West Chester, Ohio 45609 and David J. Drachman (the “Executive”) currently residing at 147 Linden Drive, Wyoming, Ohio 45215.

WITNESSETH:

WHEREAS, the Executive is currently employed by the Company and, in such capacity, has rendered good and faithful service to the Company;

WHEREAS, in recognition thereof, the Company and the Executive desire to enter into this Agreement, which, effective as of the date hereof (the “Effective Date”), shall govern the terms of the Executive’s employment;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive hereby agree, as follows:

1. Employment. The Company hereby continues the employment of the Executive as President and Chief Executive Officer with the duties and responsibilities set forth in Section 4. The Executive will, if so elected, serve as a director of the Company and as a senior officer and/or director of any affiliate of the Company without compensation in addition to that provided for in this Agreement.

2. Term. The term of Executive’s employment hereunder shall commence on the Effective Date and shall end on that date on which such employment shall be terminated under the provisions of Section 8 hereof. Such term, regardless of the length thereof, shall be referred to herein as the “Employment Term”.

3. Work Location. The Executive’s principal place of employment shall be in West Chester, Ohio or within a fifty (50)-mile radius of the Company’s current principal office at 6033 Schumacher Park Drive. If the Executive is required to perform his duties in any location other than the Executive’s principal place of employment for thirty (30) or more consecutive days, then during any such period, the Executive shall be able to return to his principal place of employment on weekends at the expense of the Company.

4. Duties and Responsibilities.

(a) Description. The Executive shall continue to be employed by the Company in such capacity or capacities, and shall perform such duties and exercise such powers, as are commensurate with a President and Chief Executive Officer of a business of comparable size and type, and consistent with his title as such, subject to such directions and restrictions as the Board of Directors of the Company may from time to time designate, and otherwise upon the terms and conditions herein contained. The Executive shall report to the Board of Directors.

(b) Time and Effort. The Executive shall:

(i) devote his full working time and attention to the business and affairs of the Company, its subsidiaries and other affiliates and shall not, without the prior consent in writing of the Company, directly or indirectly, undertake any other business or occupation or become an employee, agent or director (or a person acting in a capacity similar to that of a director) of, or a consultant to, any other company, trust, firm, individual or person. Nothing herein shall be construed so as to prevent the Executive from making investments of a strictly passive nature, so long as the undertaking forming the subject matter of any such investment is not otherwise in conflict with the Executive’s contractual or other legal obligations to the Company;

(ii) perform those duties that may be assigned by the Board of Directors of the Company to the Executive diligently and faithfully to the best of the Executive’s abilities and in the best interests of the Company and its affiliates; and

(iii) use his best efforts to promote the interests of the Company and its affiliates.

(c) Reaffirmation. Nothing in this Agreement is intended to impair or be in derogation of the Executive’s obligations under that certain Non- Competition, Proprietary Information and Inventions Agreement, executed by the Executive on October 22, 2002 (the “2002 Agreement”), the effectiveness of which agreement (including the non-compete provisions, as amended herein, of Section 4 thereof) is hereby reconfirmed.

5. Compensation.

(a) Base Salary. The Company shall pay the Executive a base salary at the rate of four hundred thousand dollars ($400,000) per year (as in effect from time to time in accordance with the provisions below, the “Base Salary”), payable in accordance with the Company’s payroll procedures, subject to all withholdings provided for in Section 10. The Company shall review the Base Salary annually for merit increases, which shall be made subject to and at the sole and absolute discretion of the Board of Directors or, if the Board shall so elect, the Compensation Committee thereof. Once increased, the Base Salary shall not thereafter be decreased.

(b) Bonus. The Executive shall receive such annual bonus, if any, to which he may be entitled under such Management Incentive Program (or similar plan) as the Company may adopt with respect to each fiscal year of the Company, subject to the terms, plans, qualifications and conditions of any such plan.

6. Other Benefits. The Executive shall also be entitled to the following:

(a) Employee Benefit Plans. The Executive shall also be entitled to such benefits, and to participate in such benefit plans, as may be in effect from time to time and generally available to senior executive officers of the Company (and subject in any event to the participation standards and other terms and conditions of any such benefits or plans).

(b) Vacation. The Executive shall be entitled to four (4) weeks of vacation each year in accordance with the Company policies. The Executive’s vacations will be scheduled at such times as will least interfere with the business of the Company.

(c) Insurance Reimbursement. Each year, the Company shall reimburse the Executive for insurance premiums paid by Executive to maintain $5,000,000 of term life insurance on the Executive, up to a maximum annual reimbursement of ten thousand dollars ($10,000). Such payment shall be made promptly after the delivery by the Executive of reasonable documentation of such expenditure.

7. Reimbursement of Expenses. The Company shall reimburse the Executive for such expenses as may be reasonably incurred by the Executive in furtherance of the Executive’s performance of his duties hereunder, subject to and in accordance with the Company policies concerning reimbursement of such expenses and provided, in any event, that the Executive timely furnishes to the Company a complete and accurate accounting of all such expenses.

8. Termination of Employment. The Executive’s employment hereunder shall or may, as the case may be, be terminated under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Total Disability. The Company may terminate the Executive’s employment hereunder upon the Executive becoming “Totally Disabled.” For purposes of this Agreement, the Executive shall be deemed “Totally Disabled” if (i) he is deemed “totally disabled” (or other words to such effect) under any long-term disability plan maintained by the Company or (ii) he is unable, by reason of physical or mental disability, to perform, in all material respects, his duties and responsibilities under this Agreement for either one substantially continuous period of four (4) months or a total of six (6) months in any given period of nine (9) months. If requested by the Company, the Executive shall submit to one or more examinations by one or more physicians selected by the Company in connection with the Company’s attempts to determine whether the Executive is Totally Disabled.

(c) Termination by the Company for Cause. The Company may immediately terminate the Executive’s employment hereunder for Cause at any time by notice given to the Executive. For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) the commission by the Executive of a felony, or of any criminal act involving moral turpitude, which results in a conviction; (ii) the deliberate and material failure or refusal by the Executive to perform, consistent with the terms of this Agreement his employment duties hereunder (other than as a result of vacation, sickness, illness or injury), and the failure to rectify the same within thirty (30) days after the Company shall have given notice to the Executive identifying such failure or refusal and demanding that it be rectified; (iii) the Executive’s commission of any act of fraud, embezzlement, dishonesty or other willful misconduct that has caused, or would reasonably be expected to cause, material injury to the Company; (iv) an act of gross negligence on the part of the Executive that has caused, or would reasonably be expected to cause, material injury to the Company; (v) a deliberate and material violation of a written Company policy; or (vi) a material breach of this Agreement or the 2002 Agreement (or, in each case, any successor thereto or amendment thereof) which (and only if the same shall be curable) Executive fails to cure within thirty (30) days after the Company shall have given notice to the Executive identifying such breach and demanding that it be cured.

(d) Termination by the Executive for Good Reason. The Executive may immediately terminate his employment hereunder for Good Reason at any time by notice given to the Company. For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following and the failure of the Company to rectify the same within thirty (30) days after the Executive shall have given notice to the Company which identifies the action complained of and demands that it be rectified: (i) a breach by the Company of this Agreement; (ii) a material reduction in the Executive’s duties and responsibilities hereunder; (iii) a reduction in the Executive’s Base Salary or his annual “target bonus” (as such “target bonus” may be established by the Board of Directors, or a committee thereof, from time to time); or (iv) a change in the Executive’s principal place of employment to a location that is not within a fifty (50)-mile radius of 6033 Schumacher Park Drive.

(e) Voluntary Termination. Either the Company or the Executive may terminate the Executive’s employment under this Agreement at any time for any reason or no reason upon such prior written notice to the other party, if any, as is provided for below (a termination effected by the Company under this provision being referred to as a termination “Without Cause”). Accordingly, each of the Company and the Executive acknowledges that Executive’s employment with the Company is on a so-called “at-will” basis, and that no minimum period of employment is required hereunder or otherwise. Executive shall give the Company at least sixty (60) days’ prior written notice in the event of a termination by him under this Section 8(e). The Company shall not be obligated to give the Executive any prior written notice in connection with a termination by it under this Section 8(e), but may do so in its sole and absolute discretion.

(f) Notice of Termination. Any termination by the Company or the Executive under this Agreement shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice in writing which shall indicate the specific termination provision in this Agreement relied upon to terminate the Executive’s employment and, except in the case of Section 8(e), setting forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

9. Economic Consequences of a Termination of Employment.

(a) Under all Circumstances. Under all circumstances, upon termination, the Executive or his estate, as the case may be, shall be entitled to:

(i) Any accrued but unpaid Base Salary for services rendered up to the date on which the Executive’s employment shall actually have ceased (the “Termination Date”);

(ii) Payment for any accrued and unpaid vacation or similar pay to which he is entitled under Company policies;

(iii) Any medical, dental, life insurance or similar “welfare” benefits to which the Executive may be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 6 hereof, which shall be paid in accordance with the terms of such plans, policies and arrangements; and

(iv) Exercise his vested stock options in accordance with the terms of the relevant stock option plans.

(b) Termination Without Cause or With Good Reason.

(i) No Change of Control. In the event that (A) either the Company shall terminate the employment of the Executive hereunder Without Cause or the Executive shall terminate his employment hereunder for Good Reason and (B) the related Notice of Termination shall not have been given during a Change of Control Period (as defined below), the Executive shall, in addition to those rights provided under Section 9(a), be entitled to a severance payment equal to six (6) months of the Executive’s then Base Salary, which payment shall be paid to him during the six (6) month period following the

Termination Date in substantially equal installments, as and when regular payroll payments are made by the Company to its employees.

(ii) Change of Control. In the event that (A) either the Company shall terminate the employment of the Executive hereunder Without Cause or the Executive shall terminate his employment hereunder for Good Reason and (B) the related Notice of Termination shall have been given during a Change of Control Period, the Executive shall, in addition to those rights provided under Section 9(a), be entitled to a severance payment equal to (A) twelve (12) months of the Executive’s then Base Salary plus (B) an amount equal to Executive’s “target bonus” for the year in which the Termination Date shall have occurred, which payment shall be paid to him during the twelve (12) month period following the Termination Date in substantially equal installments, as and when regular payroll payments are made by the Company to its employees.

(c) Termination for Total Disability. In the event that the Company shall terminate the employment of the Executive hereunder for Total Disability, the Executive shall, in addition to those rights provided under Section 9(a), be entitled to a severance payment equal to six (6) months of the Executive’s then Base Salary, which payment shall be paid to him during the six (6) month period following the Termination Date in substantially equal installments, as and when regular payroll payments are made by the Company to its employees.

(d) Definitions. For purposes of this Agreement, the following terms shall have the meanings assigned thereto below:

(i) “Change of Control” shall have the same meaning ascribed thereto in the Company’s 2005 Equity Incentive Plan, as the same may be amended from time to time; and

(ii) “Change of Control Period” shall mean the period beginning on the date on which a Change of Control occurs and ending on the one (1) year anniversary of such date.

(e) Release. Prior to the receipt of any benefits under Section 9(b), the Executive shall be required to execute a release of claims agreement (the “Release”) in the form provided by the Company. Without limiting the foregoing, such Release shall specifically relate to all of the Executive’s rights and claims in existence at the time of such execution (other than those surviving rights referred to in this Section 9) and shall confirm the Executive’s obligations under the 2002 Agreement.

(f) Violation of 2002 Agreement. The Executive consents and agrees that if he breaches any of the provisions of the 2002 Agreement (or any other confidentiality, non-competition or non-solicitation provision in favor of the Company to which he is bound) in any material respect, he shall be deemed to have immediately and permanently forfeited any payments which are or would become payable to him under Section 9(b) (and including any such sums which may already have been paid to him), regardless whether the termination of his employment shall have occurred prior to or after such breach.

(g) Specified Benefits. Except as specifically provided in this Section 9, the Executive shall not be entitled to any compensation or other benefits in connection with any termination of his employment.

10. Withholding of Taxes. The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local and other taxes.

11. Entire Agreement and Amendments. This Agreement shall constitute the entire agreement between the parties and supersedes all existing agreements between them, whether oral or written, with respect to the subject matter hereof (including but not limited to that certain offer of employment letter, dated October 8, 2002, executed by the Company). Any waiver, alteration, or modification of any of the provisions of this Agreement, or cancellation or replacement of this Agreement shall be accomplished in writing and signed by the respective parties.

12. Notices. All notices, requests, demands and other communications provided for or permitted under this Agreement shall be in writing and shall be either personally delivered (including delivery by express couriers such as Federal Express) or sent by prepaid certified mail, return receipt requested, addressed to the party to which notice is to be given at the address set forth above for such party, or to such other address as such party may have fixed by notice given in accordance with the terms hereof. Any notice sent as aforesaid shall be deemed given and effective upon the earlier of (a) delivery to the address for the receiving party provided for herein and (b) the date falling three days after notice of attempted delivery has been left at the address to which a notice to the receiving party is to be sent hereunder.

13. Governing Law. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the laws of the State of Ohio.

14. Severability. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

15. Counterparts; Fax Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and when taken together shall constitute one agreement. This Agreement may be executed by an exchange of faxed signature pages.

16. Assignment. The rights and obligations of the Executive under this Agreement, other than accrued and unpaid amounts due under Section 5 hereof, are personal to the Executive and are not assignable or delegable. This Agreement may not be assigned by the Company except to an affiliate of the Company, provided that such affiliate assumes the Company’s obligations under this Agreement; provided, further, that if the Company merges or effects a consolidation or share exchange with or into, or sells or otherwise transfers substantially all its assets to, another business entity, the Company may assign its rights hereunder to that business entity without the consent of the Executive, provided that it causes such business entity to assume the Company’s obligations under this Agreement.

17. Waiver. No waiver of any party hereto of a breach of any provision of this Agreement by any other party shall operate or be construed as a waiver of any subsequent breach by such other party. The failure of any party hereto to take any action by reason of such breach shall not deprive such party of the right to take action at any time while such breach continues.

18. Section 409A. In the event that the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (respectively, “Section 409A” and the “Code”), payments under Section 9 of this Agreement shall not commence (or be made, in the case of a lump sum payment) until six (6) months following the Termination Date, or shall be otherwise modified, but only to the minimum extent necessary to avoid the imposition of the additional twenty percent (20%) tax imposed under Section 409A (and in the case of installment payments, the first payment shall include all installment payments required by this Agreement that otherwise would have been made during such six (6) month period); provided, however, that any such modification shall preserve, to the maximum extent possible in a Section 409A compliant manner, the original intent of the parties to this Agreement. In addition, the parties hereby agree that it is their intention that all payments or benefits provided under this Agreement comply with Section 409A, and this Agreement shall be interpreted accordingly. The Executive is advised to seek independent advice from his tax advisor(s) with respect to the application of Section 409A to any payments or benefits under this Agreement. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code or other federal, state or local laws.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the undersigned duly authorized persons as of the day and year first stated above.

ATRICURE, INC.

By:	/s/ Julie Piton
Printed Name: Julie Piton
Title: VP/CFO

/s/ David J. Drachman
David J. Drachman